Exhibit 99.1
Press Release
Davis Deadman Joins Triumph Financial, Inc. Board of Directors

DALLAS – Jan. 23, 2023 – Triumph Financial, Inc. (Nasdaq: TFIN) today announced the election of Davis Deadman to its board of directors. Deadman has been a member of the Board of Directors of TBK Bank, SSB, a subsidiary of Triumph Financial, since 2014. He also served as TBK Bank’s chief lending officer from 2012 to 2014.

“We are pleased to welcome Davis Deadman to the Triumph Financial Board,” said Carlos M. Sepulveda, Jr., chairman of the board for Triumph Financial. “As we have undertaken the process to align the membership of the holding company with our subsidiary bank board, Davis brings a great depth of banking and credit experience that will be a great addition to his service on the bank board.”

Deadman has also served on the board of the North Texas Certified Development Corporation, an SBA chartered entity focused on providing debt capital to the small business community in Texas since 2011. From 2004 to 2010, he served on multiple boards, including the bank and the holding company within the NexBank Capital, Inc. platform.

From 2004 to 2010, Mr. Deadman served as Chief Executive Officer and President of NexBank, a financial services organization that included a broker-dealer and an investment banking and corporate advisory firm. From 1998 to 2009, Mr. Deadman served as a Senior Portfolio Manager and, ultimately, as a partner with Highland Capital Management L.P. In this role, he managed a team of investment professionals responsible for a several billion-dollar portfolio of credit investments. Before 1998, he served as an investment officer at Mutual Benefit Life, managing a $200 million commercial real estate-backed loan portfolio.

Mr. Deadman received a Bachelor of Business Administration from Texas A&M University and a Master of Business Administration in Finance, Cum Laude, from Southern Methodist University – Cox School of Business. He is a Chartered Financial Analyst (CFA) Charter holder.

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About Triumph Financial

Triumph Financial, Inc. (Nasdaq: TFIN) is a financial holding company focused on payments, factoring and banking. Headquartered in Dallas, Texas, its diversified portfolio of brands includes TriumphPay, Triumph and TBK Bank, SSB, Member FDIC.

12700 Park Central Dr., #1700, Dallas, TX 75251 | 214.365.6900 | tfin.com
© Triumph Financial, Inc

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on Feb. 14, 2022. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update the information.

Source: Triumph Financial, Inc.

Investor Relations:
Luke Wyse
Senior Vice President, Finance & Investor Relations
lwyse@tbkbank.com
214-365-6936

Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tbkbank.com
214-365-6930
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